UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2017

ConforMIS, Inc.
(Exact Name of Company as Specified in Charter)

Delaware	001-37474	56-2463152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Technology Park Drive
Billerica, MA 01821
(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 345-9001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☑
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☑

Item 1.01	Entry into a Material Definitive Agreement.

On August 9, 2017, ConforMIS, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “APA”) with Broad Peak Manufacturing, LLC (“Seller”), pursuant to which the Company acquired certain specified assets and assumed certain specified liabilities of the Seller (the “APA Transaction”).

The assets acquired by the Company in the APA Transaction include, among other things, machining and polishing assets, supplies and equipment used in the Seller’s polishing services business (the “Business”). Additionally, the Company has entered into employment agreements with or provided offer letters to most of the Seller’s employees. Pursuant to the APA and subject to the terms and conditions therein, on August 9, 2017 (the “Closing Date”), the Seller received a $3.54 million cash payment (the “Cash Consideration”) and approximately $0.75 million in the Company’s common stock (the “Stock Consideration), based on the average closing value of the Company’s common stock for the 30-day trading period ending on the Closing Date. In addition, and subject to the terms and conditions of the APA, the Seller may receive an additional $0.91 million retention earn-out payable in cash based on criteria tied to certain employee retention by the Company. Additionally, except as may be reduced to satisfy indemnification claims, the Seller may receive a value earn-out of up to approximately $1.3 million in cash payable on the first anniversary of the Closing Date, based on the performance of the Business from the Closing Date through such earnout date. Seller may earn up to an additional $0.65 million in cash upon exceeding certain cost targets, based on the future performance of the Business over the 12 months following completion of the APA Transaction. The APA consideration was determined in an arms-length negotiation between the Company and the Seller. Seller was previously a large provider of polishing services to the Company prior to the Closing Date.

The APA provides that the Seller will indemnify the Company for breaches of the warranties and covenants of the Seller, as well as certain other specified matters, subject to certain limitations set forth therein, including, among other things, limitations on the period during which the Company may make certain claims for indemnification and limitations on the amounts for which such Seller may be liable.

The foregoing description of the APA Transaction and the APA does not purport to be complete and is qualified in its entirety by reference to the full text of the APA, which the Company expects to file as an exhibit to a report filed under the Securities Exchange Act of 1934 (the “Exchange Act”) and intends to seek confidential treatment for certain terms and provisions of the APA. When filed, the APA will be included to provide investors and securityholders with information regarding its terms. It will not be intended to provide any other factual information about the Company or the Seller. The APA contains warranties and covenants that the Company, on one hand, and the Seller, on the other hand, made to each other as of specific dates. The assertions embodied in those warranties and covenants were made solely for purposes of the APA between the parties and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the APA. Moreover, the warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors or securityholders, or may have been used for the purpose of allocating risk between the parties to the APA rather than establishing matters as facts. Moreover, information concerning the subject matter of the warranties may change after the date of the APA, which subsequent information may or may not be fully reflected in the Company’s public disclosures. For the foregoing reasons, no person should rely on the warranties as statements of factual information at the time they were made or otherwise.

Item 3.02	Unregistered Sale of Equity Securities.

Pursuant to the APA described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated herein by reference, on the Closing Date, the Company issued 169,096shares of common stock comprising the Stock Consideration to Seller. The issuance of the Stock Consideration will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 7.01	Regulation FD.

On August 9, 2017, the Company issued a press release announcing the closing of the APA Transaction. A copy of the press release is furnished herewith as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press Release of ConforMIS, Inc., dated August 9, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONFORMIS, INC.

Date: August 14, 2017	By:	/s/Paul Weiner
Paul Weiner
Chief Financial Officer